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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of April 2, 1999, by and between General Instrument Corporation, a Delaware corporation (the "Company"), with its principal office in Horsham, PA, and Edward D. Breen ("Executive").

         WHEREAS, both parties desire to enter into an agreement to reflect Executive's executive capacities in the Company's business and to provide for Executive's continued employment by the Company, upon the terms and conditions set forth herein.

         WHEREAS, the Company and Executive are parties to a Severance Protection Agreement dated as of February 18, 1998 (the "Severance Agreement"), and the parties intend that this Agreement shall supersede in all respects the Severance Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. The parties agree that the Severance Agreement is hereby terminated as of the date of this Agreement.

         1.1. EMPLOYMENT TERM. The term of Executive's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue for a three-year period, unless the Agreement is terminated sooner in accordance with Section 3 or Section 4. In addition, the term of Executive's employment under this Agreement shall be automatically extended on each day during the term of this Agreement, so that the Agreement shall at all times have a three-year term, unless the Agreement is terminated sooner as described below or in accordance with Section 3. Either party may give written notice to the other party that the Agreement shall not continue to be automatically extended as described above, in which case the Agreement shall terminate on the third anniversary of the date on which such notice is given. The period commencing on the Effective Date and ending on the date on which this Agreement shall terminate is hereinafter referred to as the "Employment Term".

         1.2. DUTIES AND RESPONSIBILITIES. Executive shall serve as Chief Executive Officer of the Company and in such other senior positions, if any, to which he may be elected during the Employment Term. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be


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assigned to him by the Company's Board of Directors (the "Board").

         1.3. EXTENT OF SERVICE. During the Employment Term, Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

         1.4. BASE SALARY. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of at least $600,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate increases by the Board pursuant to the Board's normal performance review policies for senior level executives. Executive's Base Salary shall not be reduced without Executive's written consent.

         1.5.     RETIREMENT AND WELFARE PLANS.

                  (a) During the Employment Term, Executive shall be entitled to participate in all (i) employee pension and retirement plans and programs and
(ii) welfare benefit plans and programs, in each case made available to the Company's senior level executives as a group or to its employees generally, as such retirement plans or welfare plans may be in effect from time to time. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Company from amending or terminating any retirement plans, welfare plans or other employee benefit plans or programs from time to time as the Company deems appropriate.

                  (b) The Company will provide Executive with supplemental life insurance coverage of at least $7,500,000 during the Employment Term. Executive shall have the right to designate the beneficiary of such life insurance.

         1.6. REIMBURSEMENT OF EXPENSES AND DUES; VACATION. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation in accordance with the Company's vacation, holiday and other pay for time not worked policies.

         1.7. ANNUAL INCENTIVE COMPENSATION. Executive shall be entitled to participate in any short-term incentive compensation programs established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to

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other senior executives and with adjustments appropriate for the chief executive officer; provided, however, that Executive's target for determining the annual bonus under any such program shall be at least 84% of Executive's Base Salary. Executive's bonus shall be subject to the terms of the Company's annual incentive plan and shall be determined based upon Executive's individual performance and Company performance as determined by the Board (or a committee of the Board).

         1.8.     LONG-TERM INCENTIVE COMPENSATION.

                  (a) Executive shall be entitled to participate in any long-term incentive compensation programs (including without limitation stock option plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior level executives and with adjustments appropriate for the chief executive officer.

                  (b) Stock options granted to Executive after the Effective Date of this Agreement will provide for full vesting in the event that Executive's employment is terminated by the Company (other than for Cause as defined in Section 3.7), in the event that Executive terminates employment for Good Reason (as defined in Section 3.7), or in the event of death or Disability (as defined in Section 3.3). Such stock options will also provide that in the event that Executive's employment terminates for any reason other than Cause, the options shall be exercisable for a period of at least one year after such termination of employment (but not after expiration of the option term).

         2. CONFIDENTIAL INFORMATION. Executive agrees to be bound by the terms of the Employee Confidentiality Agreement in effect from time to time between the Company and Executive.

         3. TERMINATION. The Employment Term shall terminate upon the occurrence of any one of the following events:

         3.1.     TERMINATION WITHOUT CAUSE; CONSTRUCTIVE TERMINATION.

                  (a) The Company may remove Executive at any time without Cause (as defined in Section 3.7) from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning under this Section 3.1 for Good Reason (as defined in Section 3.7). Executive shall give the Company not less than 30 days' prior written notice of such resignation.

                  (b) Upon any removal or resignation described in Section 3.1(a) above, Executive shall be entitled to receive, as liquidated damages for the failure of the

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Company to continue to employ Executive according to the terms of this
Agreement, only the amount due to Executive under the Company's then current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company.

     (c) Notwithstanding the provisions of Section 3.1(b), in the event that Executive executes and does not revoke a written release upon such removal or resignation, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in Section 3.1(b), which Executive agrees to waive, the following:

               (i) Executive shall receive, as liquidated damages for the failure of the Company to continue to employ Executive according to the terms of this Agreement, a continuation of Executive's Compensation (as defined in Section 3.7), in installments, for the three year period following the date of termination. Payments shall be made at such times as the Company customarily pays its other senior level executives (but in any event not less often than monthly), commencing within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later). If Executive's employment terminates under this Section 3.1 after a Change of Control (as defined in Section 3.7), Executive's Compensation under this Section 3.1(c)(i) shall be paid in a lump sum cash payment on the effective date of Executive's termination of employment (or the end of the revocation period for the Release, if later).

               (ii) For a period of three years following the date of termination, Executive shall receive continued coverage, or cash in lieu of such coverage, with respect to the medical, dental, life insurance, pension and 401(k) plans in effect for Executive at the time of his termination, as follows:

                    (A) Executive shall continue to receive the medical, dental and life insurance coverage (other than the life insurance required by Section 1.5(b) of this Agreement) in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan

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               pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") shall run concurrently with the foregoing three-year benefit period.

                    (B) Executive shall accrue a benefit under the Company's
               supplemental benefit plan equal to the benefit that Executive would have accrued under the Company's pension plan and supplemental benefit plan in which Executive participates at his termination of employment had Executive continued in employment for the three-year period, receiving annual compensation equal to the annual Compensation payable under Section 3.1(c)(i) above (without regard to whether such Compensation is paid in a lump sum payment). This benefit shall be paid at the same time and in the same manner as benefits are payable to Executive under the Company's supplemental benefit plan.

                    (C) The Company shall pay Executive a lump sum cash payment equal to the matching contributions that the Company would have made for Executive under the Company's 401(k) plan and any related supplemental defined contribution plan in which Executive participates at his termination of employment had Executive continued in employment for the three-year period, receiving annual compensation equal to the annual Compensation payable under Section 3.1(c)(i) above (without regard to whether such Compensation is paid in a lump payment) and making the same level of contributions to the 401(k) plan as in effect at Executive's termination of employment. This payment shall be made on the effective date of Executive's termination of employment (or the end of the revocation period for the Release, if later).

               (iii) If Executive's employment terminates under this Section 3.1 before April 2, 2002 and before a Change of Control has occurred, the Company will pay Executive an additional lump sum cash payment of $9,000,000, as additional severance compensation. Payment will be made on the effective date of Executive's termination of employment (or the end of the revocation period for the Release, if later).

               (iv) The Company shall pay or reimburse Executive for the costs, fees and expenses of outplacement assistance services (not to exceed 25% of Executive's Compensation) provided by any outplacement agency selected by the Executive.

               (v) The Company shall pay or reimburse Executive up to $15,000 for tax and financial planning services with respect to each of the three years following Executive's termination of employment. The Company shall also pay Executive a tax gross-up payment to cover the income taxes resulting from

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          the Company's payment or reimbursement of such tax and financial planning services and the gross-up payment.

               (vi) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

         3.2. VOLUNTARY TERMINATION. Executive may voluntarily terminate the Employment Term upon 30 days' prior written notice for any reason. In such event, after the effective date of such termination, except as provided in
Section 3.1 with respect to a resignation described therein, no further payments shall be due under this Agreement except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable plan and programs of the Company.

         3.3. DISABILITY. The Company may terminate the Employment Term if Executive incurs a long-term disability under the Company's long-term disability plan ("Disability"); provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate the Employment Term. Executive agrees, in the event of a dispute under this Section 3.3 relating to Executive's Disability, to submit to a physical examination by a licensed physician selected by the Board. If the Company terminates Executive's employment for Disability, Executive shall be entitled to receive the following:

                  (a) The Company shall pay to Executive any amounts earned, accrued or owing but not yet paid under Section 1 above.

                  (b) If Executive executes and does not revoke a Release as described in Section 3.1(c) above, (i) Executive shall receive, as severance compensation, continued Compensation for three years after his termination of employment as described in Section 3.1(c)(i) above, reduced by the amount of any disability benefits Executive receives under a plan maintained by or contributed to by the Company, and (ii) Executive shall receive continued benefit coverage or cash in lieu of such coverage, as described in Section 3.1(c)(ii), for a period of three years following the date of termination.

                  (c) If Executive's employment terminates under this Section
3.3 before April 2, 2002 and before a Change of Control has occurred, and Executive executes and does not revoke a Release as described in Section 3.1(c) above, the Company will pay Executive an additional lump sum cash payment of $9,000,000, as additional severance compensation. Payment will be made on the effective date of Executive's termination of employment (or the end of the revocation period for the Release, if later).

                  (d) Executive shall receive any other benefits payable to Executive in accordance with the terms of any applicable plans and programs of the Company.


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         3.4.     DEATH.

                  (a) The Employment Term shall terminate in the event of Executive's death while employed by the Company. In such event, the Company shall provide the following:

                    (i) The Company shall pay to Executive's executors, legal
               representatives or administrators, as applicable, any amounts earned, accrued or owing but not yet paid under Section 1 above.

                    (ii) Executive's estate shall be entitled to receive any
               life insurance and other benefits in accordance with the terms of any applicable plans and programs of the Company.

Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

         3.5. CAUSE. The Company may terminate the Employment Term at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall remain entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company.

         3.6. NOTICE OF TERMINATION. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

         3.7.     DEFINITIONS.

                  (a) "BENEFICIAL OWNER", "Beneficially Owned" and "Beneficially Owning" shall have the meanings applicable under Rule 13d-3 promulgated under the Exchange Act.

                  (b) "CAUSE" shall mean any of the following grounds for termination of Executive's employment:

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                    (i) Executive shall have been convicted of a felony, or

                    (ii) The termination is evidenced by a resolution adopted in good faith by at least two-thirds of the members of the Board concluding that Executive:

                         (A) intentionally and continually failed substantially
                    to perform his reasonably assigned duties with the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason (as defined in Section 3.7(f)), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform, or

                         (B) intentionally engaged in conduct which is
                    demonstrably and materially injurious to the Company; provided, however, that no termination of Executive's employment shall be for Cause as set forth in subsection (B) until (1) there shall have been delivered to Executive a copy of a written notice, signed by a duly authorized officer of the Company, stating that Executive was guilty of the conduct set forth in subsection (B) and specifying the particulars thereof in detail, and (2) Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of Executive's counsel if Executive so desires).

No act, nor failure to act, on Executive's part, shall be considered "intentional" unless Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that Executive's action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a notice of termination of employment is given to the Company by Executive shall constitute Cause for purposes of this Agreement.

                  (c) "CHANGE OF CONTROL" shall mean the happening of any of the following:

          (i) The acquisition by any Person of Beneficial Ownership of Voting Securities which, when added to the Voting Securities then Beneficially Owned by such Person, would result in such Person Beneficially Owning 33% or more of the combined Voting Power of the Company's then outstanding Voting Securities; PROVIDED, HOWEVER, that for purposes of this paragraph
     (i), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (1) acquires Voting Securities as a result of a stock split, stock dividend or other corporate restructuring in which all stockholders of the class of such Voting

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     Securities are treated on a pro rata basis; (2) acquires the Voting
     Securities directly from the Company; (3) becomes the Beneficial Owner of 33% or more of the combined Voting Power of the Company's then outstanding Voting Securities solely as a result of the acquisition of Voting Securities by the Company or any Subsidiary which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided that if (x) a Person would own at least such percentage as a result of the acquisition by the Company or any Subsidiary and (y) after such acquisition by the Company or any Subsidiary, such Person acquires Voting Securities, then an acquisition of Voting Securities shall have occurred; (4) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Controlled Entity"); or (5) acquires Voting Securities in connection with a "Non-Control Transaction" (as defined in paragraph (iii) below); or

          (ii) The individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; PROVIDED, HOWEVER, that if either the election of any new director or the nomination for election of any new director by the Company's stockholders was approved by a vote of at least two-thirds of the Incumbent Board prior to such election or nomination, such new director shall be considered as a member of the Incumbent Board; PROVIDED FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (iii) Approval by stockholders of the Company of:

                    (A) a merger, consolidation or reorganization involving the
               Company (a "Business Combination"), unless

                         (1) the stockholders of the Company, immediately before
                    the Business Combination, own, directly or indirectly immediately following the Business Combination, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and

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                         (2) the individuals who were members of the Incumbent
                    Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and

                         (3) no Person (other than the Company or any Controlled
                    Entity, a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or any Person who, immediately prior to the Business Combination, had Beneficial Ownership of 33% or more of the then outstanding Voting Securities) has Beneficial Ownership of 33% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (a Business Combination satisfying the conditions of clauses (1), (2) and (3) of this subparagraph (A) shall be referred to as a "Non-Control Transaction");

               (B) a complete liquidation or dissolution of the Company; or

               (C) the sale or other disposition of all or substantially all of the assets of the Company (other than a transfer to a Controlled Entity).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 33% or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                  (d) "COMPENSATION" shall mean Executive's annualized Base Salary in effect at the date of Executive's termination of employment (or immediately before a Change of Control, if greater) and short-term incentive compensation at the target level to be paid to Executive for the year in which the termination occurs (or the year in which a Change of Control occurs, if greater). "Compensation" shall not include the value of any stock options or any exercise thereunder.

                  (e) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934,

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as amended.

     (f) "GOOD REASON" shall mean the occurrence of any of the following events or conditions:

          (i) a change in Executive's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities described in Section 1.2; or any removal of Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason;

          (ii) a reduction in Executive's Base Salary;

          (iii) the relocation of the offices of the Company at which Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation, or the Company's requiring Executive to be based anywhere other than such offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the date of this Agreement;

          (iv) the failure by the Company to pay to Executive any portion of Executive's current compensation or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company in which Executive participated, within seven days of the date such compensation is due;

          (v) the failure by the Company to provide Executive with salary, incentive compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and reward opportunities) to those provided, in the aggregate, under the compensation and employee benefit plans, programs and practices in which Executive was participating immediately prior to such change;

          (vi) the failure of the Company to obtain from its successors the express assumption and agreement required under Section 10(b) hereof; or

          (vii) any material breach of this Agreement by the Company.

     (g) "PERSON" shall mean a person within the meaning of Sections 13(d) and 14(d) of the Exchange Act.

     (h) "VOTING POWER" shall mean the combined voting power of the then outstanding Voting Securities.

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     (i) "VOTING SECURITIES" shall mean, with respect to the Company or any subsidiary, any securities issued by the Company or such subsidiary, respectively, which generally entitle the holder thereof to vote for the election of directors of the Company or such subsidiary, respectively.

     4. CHANGE OF CONTROL. This Agreement shall continue in effect according to its terms in the event of a Change of Control of the Company.

     4.1. STOCK OPTIONS. In the event of a Change of Control, all stock options held by Executive at the date of the Change of Control shall be fully vested and exercisable pursuant to the applicable Long-Term Incentive Plan.

     4.2. PARACHUTE PAYMENTS.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

     (b) All determinations to be made under this Section 4.2 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no

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later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to contest effectively such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal

Revenue Service or any other taxing authority.

     (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of subsection (b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (a) and (b) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (a) and (b) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

     5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

     6. SURVIVORSHIP. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     7. MITIGATION. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

     8. ARBITRATION; EXPENSES. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Montgomery County, Pennsylvania accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     9. NOTICES. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:

                  General Instrument Corporation
                  101 Tournament Drive
                  Horsham, PA  19044
                  Attention:  General Counsel

         With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103-2921
                  Attention:  Mims Maynard Zabriskie, Esquire

         If to Executive, to:

                  Edward D. Breen


or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         10.      CONTENTS OF AGREEMENT; AMENDMENT AND ASSIGNMENT.

                  (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

                  (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

         11. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         12. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         13. BENEFICIARIES/REFERENCES. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

         14. MISCELLANEOUS. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         15. WITHHOLDING. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

         16. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


GENERAL INSTRUMENT CORPORATION


BY: /s/ Scott A. Crum
    ----------------------------


    /s/ Edward D. Breen
    ----------------------------
Edward D. Breen

                           ANNEX 1 TO EDWARD D. BREEN
                              EMPLOYMENT AGREEMENT

                        CONFIDENTIAL SEPARATION AGREEMENT
                               AND GENERAL RELEASE

     THIS AGREEMENT, entered into on this ____ day of ________________, by and between General Instrument Corporation (the "Company") and Edward D. Breen ("Employee").

     WHEREAS, the Company heretofore employed Employee under an Employment Agreement originally entered into as of April 2, 1999 (the "Employment Agreement"); and

     WHEREAS, Employee has terminated employment and the Employment Agreement has been terminated as of ____________________; and

     WHEREAS, the Company and Employee wish to enter into an Agreement to provide for a release by Employee as to any claims including, without limitation, claims that might be asserted by Employee under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Company and Employee hereby agree that Employee's termination of employment shall be effective on __________________, and that the Employment Agreement, except as otherwise provided therein as to obligations that continue beyond its term, shall terminate on that date.

     2. Notwithstanding Employee's termination of employment and the termination of the Employment Agreement, in consideration of the release provided by Employee under paragraph 4 below, the Company shall pay or cause to be paid or provided to Employee, subject to applicable employment and income tax withholdings and deductions and subject to the terms of the Employment Agreement, all amounts and benefits required under Section 3 and, if applicable,
Section 4 of the Employment Agreement.

     3. Employee agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Employee all other amounts due and owing based on his prior services in accordance with the terms of the Employment Agreement and that the Company has no obligation, contractual or otherwise, to Employee, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Employee in the future.

     4. In full and complete settlement of any claims that Employee may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. ss.621 eT Seq., ("ADEA") in connection with his termination of employment, and for and in consideration of the undertakings of the Company described herein, Employee does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter all included within the term "the Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which Employee's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Employee's employment to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee's employment relationship or the Employment Agreement, his termination from that employment relationship and the termination of the Employment Agreement, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.2000E eT Seq. ("Title VII"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Energy Reorganization Act of 1974, as amended, Section 11(c) of the Occupational Safety and Health Act, the Energy Policy Act, any state laws against discrimination, and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that nothing herein shall preclude Employee from joining the Company, and the Company shall defend Employee, in any action brought against him which arises out of actions taken within the scope of his employment by the Company and for which he would have been indemnified pursuant to the bylaws of the Company as of the date hereof, unless later limited in accordance with applicable law, or under applicable law (in which case he shall notify the Company within five business days after receiving service of process as to the commencement of the action and give the Company the right to control the defense of any such action). Notwithstanding the foregoing, nothing contained herein shall prevent Employee from requiring the Company to fulfill its obligations hereunder, under the Employment Agreement or under any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Employee participated.

     5. Employee further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action, suit or legal proceeding for personal relief (including without limitation any action for damages, injunctive, declaratory, monetary or other relief) against the Company, involving any matter occurring at any time in the past up to and including the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including without limitation any charge of discrimination under ADEA, Title VII, the Workers' Compensation Act or state or local laws. In addition, Employee further agrees and covenants that should he, or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite his agreement not to do so hereunder, or should he otherwise fail to abide by any of the terms of this Agreement, then the Company will be relieved of all further obligations owed hereunder, he will forfeit all monies paid to him hereunder (including without limitation all amounts and benefits required under Section 3 and, if applicable, Section 4 of the Employment Agreement) and he will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

     6. Employee hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits that are in addition to any amounts to which he otherwise would have been entitled in the absence of this Agreement, and that such additional compensation is sufficient to support the covenants and agreements by Employee herein.

     7. Employee further agrees and acknowledges that the undertakings of the Company as provided in this Agreement are made to provide an amicable conclusion of Employee's employment by the Company and, further, that Employee will not require the Company to publicize anything to the contrary. Employee and the Company, its officers and directors, will not disparage the name, business reputation or business practices of the other. In addition, by signing this Agreement, Employee agrees not to pursue any internal grievance with the Company.

     8. Employee hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Employee acknowledges, further, that he is executing this Agreement of his own volition, without any threat, duress or coercion and with a full understanding of its terms and effects and with the intention, as expressed in Section 4 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him provided the Company meets all of its obligations under this Agreement. The Company has made no representations to Employee concerning the terms or effects of this Agreement other than those contained in this Agreement.

     9. Employee hereby acknowledges that he was presented with this Agreement on ___________________, and that he was informed that he had the right to consider this Agreement and the release contained herein for a period of twenty-one (21) days prior to execution. Employee also understands that he has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company at General Instrument Corporation, 101 Tournament Drive, Horsham, PA 19044, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

     10. Employee and the Company agree that if any part of this Agreement is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall not be affected and will remain in full force and effect.

     11. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                    GENERAL INSTRUMENT CORPORATION


                                    By:
                                       --------------------------------


-------------------------------
Employee